As filed with the Securities and Exchange Commission on December 20, 2002

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Symantec Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware	77-0181864

(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

20330 Stevens Creek Boulevard
Cupertino, California 95014

(Address of Principal Executive Offices)

Symantec Corporation 1996 Equity Incentive Plan
Symantec Corporation 2002 Executive Officers’ Purchase Plan
Symantec Corporation Stock Option Agreement

(Full Title of the Plan)

John W. Thompson
Chief Executive Officer and Chairman of the Board
20330 Stevens Creek Boulevard
Cupertino, California 95014

(Name and Address of Agent For Service)
(408) 253-9600

(Telephone Number, Including Area Code, of Agent For Service)

Copy to:
Richard A. Peers
Heller Ehrman White & McAuliffe LLP
275 Middlefield Road
Menlo Park, California 94025-3506
Telephone: (650) 324-7000
Facsimile: (650) 324-0638

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum
	Amount	Offering	Aggregate	Amount of
Title of Securities	to be	Price	Offering	Registration
to be Registered	Registered(1)	per Share(2)	Price	Fee

Common Stock, par value $0.01 per share	6,690,000 (3)	$41.67	$278,772,300	$25,648

(1)	Pursuant to Rule 416(a), this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or similar transaction.

(2)	Estimated solely for the purpose of computing the amount of registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices of the Registrant’s Common Stock reported on the Nasdaq National Market on December 13, 2002.

(3)	Includes 6,400,000 shares reserved under Registrant’s 1996 Equity Incentive Plan, 250,000 shares reserved under Registrant’s 2002 Executive Officers’ Stock Purchase Plan and 40,000 shares issuable pursuant to a Stock Option Agreement dated January 1, 2000.

PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
Item 4. Description of Securities
Item 5. Interests of Named Experts and Counsel
Item 6. Indemnification of Directors and Officers
Item 7. Exemption from Registration Claimed
Item 8. Exhibits
Item 9. Undertakings
SIGNATURES
POWER OF ATTORNEY TO SIGN AMENDMENT
Index to Exhibits
EXHIBIT 5.1
EXHIBIT 23.1
EXHIBIT 99.1
EXHIBIT 99.2
EXHIBIT 99.3
EXHIBIT 99.4

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

     The following documents, which have been filed by Symantec Corporation (the “Registrant”) with the Securities and Exchange Commission (the “Commission”), are hereby incorporated by reference in this Registration Statement:

(a)	Registrant’s Annual Report on Form 10-K for the fiscal year ended March 29, 2002, as amended by Form 10-K/A filed with the Commission on June 18, 2002;

(b)	Registrant’s Quarterly Report on Form 10-Q for the quarterly periods ended June 28, 2002 and September 27, 2002;

(c)	Registrant’s Current Reports on Form 8-K filed on July 25, 2002 and September 23, 2002; and

(d)	The description of Registrant’s Common Stock contained in the Registrant’s Registration Statement filed with the Commission under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

     Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the “Securities Act”).

     As permitted by Section 145 of the Delaware General Corporation Law, Registrant’s Certificate of Incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability:

-	for any breach of the director’s duty of loyalty to Registrant or its stockholders;

-	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law;

-	under Section 174 of the Delaware General Corporation Law regarding unlawful dividends and stock purchases; and

-	for any transaction from which the director derived an improper personal benefit.

     As permitted by the Delaware General Corporation Law, Registrant’s bylaws provide that:

-	Registrant is required to indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions;

-	Registrant may indemnify its other employees and agents to the extent that it indemnifies its officers and directors, unless otherwise required by law, its certificate of incorporation, its bylaws or agreements to which it is a party;

-	Registrant is required to advance expenses, as incurred, to its directors and officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and

-	the rights conferred in the Bylaws are not exclusive.

     Registrant has entered into Indemnity Agreements with each of its current directors and officers to give such directors and officers additional contractual assurances regarding the scope of the indemnification set forth in Registrant’s Certificate of Incorporation and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving a director, officer or employee of Registrant regarding which indemnification is sought, nor is Registrant aware of any threatened litigation that may result in claims for indemnification.

     Registrant maintains directors’ and officers’ liability insurance and intends to extend that coverage for public securities matters.

     See also the undertakings set out in response to Item 9.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

Item
No.	Description of Item

5.1	Opinion of Heller Ehrman White & McAuliffe LLP

23.1	Consent of Ernst & Young LLP, Independent Auditors

23.2	Consent of Heller Ehrman White & McAuliffe LLP (filed as part of Exhibit 5.1)

24.1	Power of Attorney (See page II-4)

99.1	Symantec Corporation 1996 Equity Incentive Plan, as amended

99.2	Symantec Corporation 2002 Executive Officers’ Stock Purchase Plan

99.3	Symantec Corporation Stock Option Agreement

99.4	Selected Financial Data Additional Disclosure for FASB No. 142

Item 9. Undertakings

     A.     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     B.     The undersigned registrant hereby undertakes that, for purposes of determining liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C.     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Cupertino, State of California, on this 20th day of December, 2002.

Symantec Corporation

By:	/s/ John W. Thompson

John W. Thompson
Chairman of the Board and
Chief Executive Officer

POWER OF ATTORNEY TO SIGN AMENDMENT

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint John W. Thompson, Gregory E. Myers and Arthur F. Courville, and each of them, with full power of substitution, such person’s true and lawful attorneys-in-fact and agents for such person in such person’s name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement on Form S-8 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully, to all intents and purposes, as he or such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ John W. Thompson John W. Thompson	Chairman of the Board of Directors and Chief Executive Officer	December 20, 2002

/s/ Gregory E. Myers Gregory E. Myers	Chief Financial Officer, Senior Vice President of Finance	December 20, 2002

/s/ Tania Amochaev Tania Amochaev	Director	December 20, 2002

/s/ Kristian Halvorsen Per-Kristian Halvorsen	Director	December 20, 2002

/s/ Robert S. Miller Robert S. Miller	Director	December 20, 2002

/s/ Bill Owens Bill Owens	Director	December 20, 2002

/s/ George Reyes George Reyes	Director	December 20, 2002

/s/ Daniel H. Schulman Daniel H. Schulman	Director	December 20, 2002

Index to Exhibits

Item
No.	Description of Item

5.1	Opinion of Heller Ehrman White & McAuliffe LLP

23.1	Consent of Ernst & Young LLP, Independent Auditors

23.2	Consent of Heller Ehrman White & McAuliffe LLP (filed as part of Exhibit 5.1)

24.1	Power of Attorney (See page II-4)

99.1	Symantec Corporation 1996 Equity Incentive Plan, as amended

99.2	Symantec Corporation 2002 Executive Officers’ Stock Purchase Plan

99.3	Symantec Corporation Stock Option Agreement

99.4	Selected Financial Data Additional Disclosure for FASB No. 142